As filed with the Securities and Exchange Commission on March 2, 1998
                                                      Registration No. 333-46721


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933


                                RSI SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

            Minnesota                                     41-1767211
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                              7400 Metro Boulevard
                          Minneapolis, Minnesota 55439
                                 (612) 896-3020

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Copies to:
       Donald C. Lies                            Robert R. Ribeiro, Esq.
   Chief Executive Officer                        Hinshaw & Culbertson
      RSI Systems, Inc.                         3300 Piper Jaffray Tower
    7400 Metro Boulevard                         222 South Ninth Street
Minneapolis, Minnesota  55439                 Minneapolis, Minnesota 55402
       (612) 896-3020                                (612) 334-8025

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          ----------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  CALCULATION OF REGISTRATION FEE
========================================================================================================
                                                     Proposed             Proposed
       Title of Each               Amount             Maximum              Maximum            Amount of
     Class of Securities            to be          Offering Price         Aggregate         Registration
      to be Registered            Registered        Per Share*         Offering Price*           Fee
--------------------------------------------------------------------------------------------------------

        Common Stock
     ($.01 par value)            1,881,266        2.750                 $5,173,482         $1,784
========================================================================================================


* Estimated solely for purposes of computing the registration fee and based upon the average of the high and low sales prices for such Common Stock on February 20, 1998, as reported on the Nasdaq Small Cap market system.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                                RSI SYSTEMS, INC.


                                1,881,266 SHARES
                                       OF
                                  COMMON STOCK
                                ($.01 PAR VALUE)


         This Prospectus relates to an aggregate of 1,881,266 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of RSI Systems, Inc., a Minnesota corporation ("RSI" or the "Company"), that may be sold from time to time by the shareholders named herein (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds from the sale of the Shares. The Company has agreed to pay the expenses of registration of the Shares, including certain legal and accounting fees. The Shares were purchased by the Selling Shareholders from the Company in January 1998 in a private placement at a price of $1.65 per share.

         Any or all of the Shares may be offered from time to time in transactions on the over-the-counter market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. See "Plan of Distribution."

         The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.


         The Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq SmallCap Market System under the symbol "RSIS." On February 20, 1998, the last reported sale price of the Common Stock as reported on the Nasdaq SmallCap Market System was $2.750 per share.



            FOR INFORMATION CONCERNING CERTAIN RISKS RELATED TO THIS OFFERING, SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.


                  The date of this Prospectus is March 2, 1998.



                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the web site is http://www.sec.gov. In addition, the Common Stock of the Company is quoted on the Nasdaq SmallCap Market System, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, 1735 K. Street N.W., Washington, D.C. 20006. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

         (a)      the Annual Report on Form 10-KSB for the year ended June 30,
                  1997;

         (b) the Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997;

         (c) the Quarterly Report on Form 10-QSB for the quarter ended December 31, 1997;


         (d)      the current Report on Form 8-K filed on January 7, 1998;

         (e)      the current Report on Form 8-K/A filed on January 12, 1998;

         (f) the description of RSI's Common Stock contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.


         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Mr. Donald C. Lies, RSI Systems, Inc., 7400 Metro Blvd., Suite 475, Minneapolis, Minnesota 55439, telephone number (612) 896-3020.


                                  RISK FACTORS

         The following risk factors should be considered carefully in addition to the other information contained in or incorporated by reference into this Prospectus before purchasing the Common Stock offered hereby. This Prospectus, including the information incorporated herein by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent the Company's expectations or beliefs concerning future events, including the following: any statements regarding future sales and gross profit percentages, any statements regarding the continuation of historical trends, any statements regarding the sufficiency of the Company's cash balances and cash generated from operating and financing activities for the Company's future liquidity and capital resource needs. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those projected in the forward-looking statements as a result, in part, of the risk factors set forth below. In connection with the forward-looking statements which appear in this Prospectus, including the information incorporated herein by reference, prospective purchasers of RSI Common Stock offered hereby should carefully review the factors set forth below.

         OPERATING LOSSES, ACCUMULATED DEFICIT. The Company was formed in December 1993 and has financed its operations to date through sales of its Common Stock. As of December 31, 1997, the Company had an accumulated deficit of $(13,900,717). There can be no assurance that the Company will generate sufficient sales from the Video Flyer System or other products to achieve positive cash flow or profitable operations.

         QUOTATION BY NASDAQ. The Company's Common Stock is currently traded in the national over-the-counter market and quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") SmallCap Market System.

         NASDAQ has announced more stringent minimum listing requirements which will become effective on February 23, 1998. These new requirements include a minimum of $2 million in Net Tangible Assets or $35 million in market capitalization or $500,000 in net income (in the latest fiscal year, or two of the last three fiscal years). A minimum bid price of $1.00 per share for listed stock also will be required. There can be no assurance that the Company will continue to be able to meet such requirements. Any failure to meet such requirements will result in delisting of the Company's common stock from the NASDAQ SmallCap Market.

         SUCCESS DEPENDENT ON MARKET ACCEPTANCE. The Company's ultimate success will be highly dependent on its ability to capitalize on the currently existing market opportunity for portable conference room and workgroup conferencing systems and to successfully market its Video Flyer System. The Company believes that the market leaders of portable conference room and workgroup conferencing equipment will be determined during the next several years. To establish its market presence during this period, the Company must convince a significant number of business, education and government entities that the Video Flyer System and other products which may be developed by the Company in the future offer superior features at a reasonable price as compared to other group-type conferencing systems which have been or will become available from the Company's competitors. There can be no assurance that the Company will be able to obtain sufficient acceptance of its products by individuals and organizations to achieve profitable operations.

         INTENSE COMPETITION. The group conferencing market and other segments of the overall market for videoconferencing equipment are characterized by intense competition. The Company's major competitors in the group conferencing market in the United States presently include PictureTel, Vtel, Tandberg, Vcon, Polycom and Sony. All offer standards-based systems. These and other companies provide group conferencing systems that provide 128 and 384 KBPS quality video and audio signal videoconferencing. In addition, the Company anticipates that new competitors will attempt to enter the market and that existing or new competitors will develop systems in the future that duplicate or improve on various features of the Company's system. Many of the Company's competitors are well established, better known, and significantly larger, with substantially greater technical, manufacturing, marketing, and financial resources than the Company. The greater financial as well as other resources of many of the Company's present and potential competitors may permit such competitors to respond more rapidly than the Company to changes in technology. The Company's ultimate ability to compete in the market will depend upon a number of factors including its success in generating market acceptance of the Video Flyer System and the success of its marketing efforts. The Company intends to compete based upon the quality, reliability, and the ease of use of its products. The Company also intends to compete on value relative to the features its product offers. However, if the Company is forced by competitive pressure to significantly reduce prices the Company's revenues and profitability may be adversely affected.

         LIMITED HISTORY OF MARKETING, DISTRIBUTION, AND SALES. As of December 31, 1997, the Company has sold approximately $2.8 million of the Video Flyer systems and related components. The Company's current marketing strategy is to focus on larger businesses, schools and governmental entities which the Company believes will provide the most significant opportunities for sales of its system. The Company currently markets its system worldwide direct and through distributors and dealers and is about to begin sales worldwide through an OEM relationship with Philips North America. Although the Company's marketing personnel have significant experience in marketing new products and services in the industry, such personnel only have limited experience in marketing the Company's product. There can be no assurance that the Company's marketing and distribution strategy will be successful.

         TECHNICAL OBSOLESCENCE. The telecommunications industry is undergoing, and is expected to continue to undergo, rapid and significant technical advances. While the Company believes that the Video Flyer System has certain distinct advantages over other, currently available group conferencing systems, the Company expects future technology to be superior to the technology currently used in its system. Although the Video Flyer System has been designed to assimilate future technical advances, there can be no assurance that any such future advances or the development of new or competitive products by others will not render the Company's system less competitive or obsolete.

         AVAILABILITY AND ACCEPTANCE OF ISDN. The Company believes the growth of the group conferencing market is dependent on the availability and acceptance of Integrated Services Digital Network ("ISDN") telephone service. To provide ISDN service to their customers, telephone companies must replace analog switches with digital switches in their local offices. In 1994, approximately 75 percent of all telephone circuits in the United States were capable of providing ISDN service. Internationally, approximately 84 percent, 80 percent and 58 percent of telephone circuits in Europe, Australia and Japan, respectively, are capable of providing ISDN service. The monthly charge for ISDN service in the United States ranges between $20 and $80 per month plus, in certain markets, per-minute charges for usage in excess of minimum levels. Although the Company believes ISDN service will become more available and less expensive in the United States, the Company's sales of its products would be materially adversely affected if ISDN service is not available to, or not accepted by, businesses and individuals. The Video Flyer will also operate on existing Tl lines by spring of 1998.

         FUTURE CAPITAL NEEDS. The Company believes that it has sufficient working capital to meet its needs until it is cash flow positive. Nonetheless, the Company's working capital requirements may vary substantially from those planned depending on numerous factors, including a failure to generate significant revenues in 1998, unexpected increases in expenses, and other unplanned events. If the Company is unable to generate significant revenues from sales, or if despite sufficient sales, the Company is unable to achieve its targeted margins, it will require additional financing. In addition, higher than anticipated expenses could cause the Company to require additional working capital. The Company could also require additional capital to finance future growth or for strategic acquisitions, although no such acquisitions are currently planned. Required additional capital would be sought from a number of sources and could include sales of additional shares of capital stock or other securities or loans from banks or other sources. Any additional sales of capital stock could be dilutive to investors in this offering. The Company's ability to obtain additional funding will depend substantially on operating results in future periods. The Company will be materially adversely affected and its ability to continue in business could be jeopardized if it is not able to achieve positive cash flow or profitability or if it is not able to obtain any necessary financing on satisfactory terms.

         DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent on its key management, technical and marketing personnel, particularly Donald C. Lies, President and Chief Executive Officer of the Company. The Company's future success will also depend in part upon its ability to attract and retain highly qualified personnel and consultants. The Company competes for such personnel with other companies, and there can be no assurance that the Company will be successful in hiring or retaining qualified personnel or consultants. The loss of key personnel or consultants or the inability to hire or retain qualified personnel or consultants could have a material adverse effect on the Company. The Company has entered into confidentiality, non-compete and employment agreements with Mr. Lies.

         LIMITED PROPRIETARY PROTECTION. The Company currently relies on patent and trademark protection for the Video Flyer System. The Company filed a utility patent application for its peripheral videoconferencing system in the fall of 1994 and received a Notice of Allowance in August 1997. The Company also claims the trademark Eris Video Flyer and has registered the trademark under federal trademark statutes. The Company filed an application for its "intent to use" the mark "Eris Video Flyer" as a trademark under federal trademark statutes and intends to file its "statement of use" of that trademark once it is eligible to do so under such statutes. The Company has also applied for patents for its peripheral videoconferencing systems in foreign countries. The Company intends to register its copyrights.

There can be no assurance that the Company's measures to protect its intellectual property will be successful, that it will be granted any patents in the future, or that any patents that may be granted will be of value to the Company. In the absence of meaningful intellectual property protection, the Company may be vulnerable to competitors who could lawfully attempt to copy the Company's products. Moreover, there can be no assurance that other competitors may not independently develop the same or similar technology. Similarly, while the Company believes that it has all rights necessary to market and sell its system without infringement of intellectual property rights held by others, the Company has not conducted a formal infringement search and there can be no assurance that such conflicting rights do not exist. The Company could incur substantial legal costs in seeking enforcement of its intellectual property rights against infringement or the unauthorized use of its proprietary technology by others or in defending itself against similar claims of others. There can be no assurance that the Company will have sufficient funds to enforce or defend its intellectual property rights.

         NO CUMULATIVE VOTING; CONTROL. There is no cumulative voting for the election of directors of the Company. Accordingly, the owners of a majority of the Company's outstanding voting stock may elect all the directors, if they choose to do so, and the owners of the remaining shares will not be able to elect any directors. Officers and directors of the Company currently own approximately 28 percent of the outstanding shares of Common Stock.

         APPLICABILITY OF "PENNY STOCK RULES." Although the Company's Common Stock is listed on the NASDAQ SmallCap Market, there can be no assurance that such listing will be maintained. If the Company's Common Stock is delisted for failure to meet the NASDAQ listing maintenance requirements, the Common Stock would be subject to the rules promulgated under the Securities Exchange Act of 1934 relating to "penny stocks." These rules require brokers who sell securities subject to such rules to persons other than established customers and "institutional accredited investors" to complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning the risks of trading in the security. These rules may restrict the ability of brokers to sell the Company's Common Stock and may affect the ability of purchasers in this offering to sell such Company Stock in the secondary market.

         ANTI-TAKEOVER PROVISIONS. The Board of Directors is authorized to issue up to 5,000,000 undesignated shares and to fix the rights, preferences, privileges and restrictions, including voting rights of those shares without any further vote or action by the Company's shareholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any undesignated shares that may be issued in the future. Although there is no current intention to do so, the issuance of such shares by the Company could deprive the Company's shareholders of opportunities to sell their shares of the Common Stock at a premium. Additionally, the Company could adopt in the future one or more additional anti-takeover measures, such as a shareholder rights plan, without first seeking shareholder approval, which measures could also make a change in control of the Company more difficult. The Company is also subject to provisions of the Minnesota Business Combination Act and the Minnesota Control Share Acquisition Act that make certain business combinations more difficult.

         NO CASH DIVIDENDS. The Company has never paid or declared any cash dividends on its Common Stock and does not intend to pay dividends on its Common Stock in the foreseeable future.

         LIMITATION OF DIRECTOR LIABILITY. The Company's Restated Articles of Incorporation and Bylaws provide for indemnification of directors to the full extent permitted by the Minnesota Business Corporation Act and to the extent permitted by such law, eliminate or limit the personal liability of directors to the Company and its shareholders of monetary damages for certain breaches of fiduciary duty. Such indemnification may be available for liabilities arising in connection with this Offering. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                RSI SYSTEMS, INC.

GENERAL

         The Company designs, develops, manufactures and markets telecommunications products for video conferencing. The Company's first product, the ERIS(TM) Visual Communications System (the "ERIS"), was a self-contained peripheral firmware and software device that attached directly to personal computers, Macintosh computers and laptop computers. It provided quality desktop video conferencing over ISDN lines between any ITU H.320 standards-based system.

         The Company was incorporated under the laws of Minnesota on December 21, 1993. Following the establishment of a business infrastructure, which included the further development of the ERIS System and implementation of marketing strategies, the first beta unit of the Company's ERIS System was produced in October, 1994 and the first production unit was shipped in February, 1995.

         On July 25, 1995, the Company conducted a public offering of its common stock, par value $0.01 per share (the "Common Stock"). With the net proceeds from the public offering, including net proceeds from the exercise of the underwriter's overallotment option (approximately $7,400,000), the Company has funded further research and development related to the enhancement of the ERIS System.

         In July, 1996, the Company brought in a new management team which redesigned the ERIS System into a small television-based workgroup system. In addition, the management team accelerated the Company's development of a second generation, high performance mobile workgroup video conferencing system product -- the Video Flyer(TM). In September, 1996, the Company completed a private placement of 1,500,000 shares of Common Stock, resulting in proceeds to the Company of approximately $3,942,892, net of offering costs.

         The first beta units of the Video Flyer came to the market in January, 1997. Limited production and customer shipments began in March, 1997. The system went into full production for worldwide distribution in July, 1997. The Video Flyer is a self-contained, high performance video conferencing peripheral component engine. The system is available in two models: The Video Flyer 384 ("384") and the Video Flyer Rocket ("Rocket"). The Video Flyer 384 can communicate simultaneously over three ISDN lines to provide a high quality signal of up to 30 frames per second. The Rocket incorporates the same chassis, software, external shell and electronic components as the 384 except that it connects to only a single ISDN line and provides business quality video conferencing of up to 15 frames per second. Both systems are designed to connect to any size TV, projection system, PC, MAC or laptop (properly configured) and can support most of the popular industry cameras and recording, playback and communication devices.

         To achieve connectivity, the Company built the Video Flyer on a single motherboard that incorporated all of the primary and secondary electronic components to conduct high quality video conferencing through a variety of devices and connections. By connecting an interchangeable single daughter card to the motherboard, the system can be made to connect to a single ISDN line using the Video Flyer Rocket, or up to three ISDN lines to conduct 384 calls using the Video Flyer 384. The Company is currently developing additional daughter cards that will provide connectivity to V.35/RS449 devices.

         Both Video Flyer Rocket and Video Flyer 384 guarantee ease of operation and utilize universal TV-like infrared remote controllers. The Company wrote all of the Video Flyer software to dramatically simplify the calling, in-call and hang-up process. Recent published evaluations of the system indicated that it may be the easiest to use, professional quality video conferencing system currently available.

         The system's software architecture has already allowed a number of significant new features to be added on to products in the field without any inconvenience to the user. The software resides entirely in flash memory eliminating the need for a hard drive and computer diskettes to perform software updates or new add-on features. Such capabilities as near and far-end remote camera control, extended alpha/numeric phone book, multiple language screen faces, PowerPoint(R) connectivity and BONDING have already been added to systems installed worldwide merely by offering unattended downloading of these new capabilities via the ISDN connection. Customers have said this dramatically eliminates the inconvenience and hassle associated with updating a computer-type product.

         Valuable economies have been achieved in the manufacturing and assembly of the product because of the thoughtful and forward-thinking design and engineering of the product. The Video Flyer Rocket (128Kbps) was introduced with a list price in North America of $4,995. For comparison purposes, with the addition of a high performance Sony pan/tilt/zoom camera (Model EVI-G20), the system lists for $5,995. A recognized comparable product from the industry's largest manufacturer of video conferencing products carries a suggested list price of $8,995. At list price, the Video Flyer Rocket carries a lower price of over 33%.

         The Video Flyer 384 carries a North American list price of $8,995. Again, the largest video conferencing manufacturer markets a comparable system in feature and video/audio quality (incorporating a similar chip set and echo-cancellation as the Video Flyer 384 and Rocket) with a suggested list price of $22,000 to $27,000, a price differential of at least 55%. Over time, the Company expects the prices of many of the systems in the roll-about market segment to decline. The Company believes that the Video Flyers are outstanding values that will be difficult for both existing and new video conferencing buyers to ignore.

         The Video Flyer is manufactured in Minnesota by Altron, Inc., an ISO 9002 facility that has been regionally recognized as a provider of high quality, component-type assembly products. Currently all product development for the Video Flyer continues to be performed in-house. A significant number of no-charge and for-fee new features are in development. The Company's management believes these will keep the Video Flyer current in the evolving technological marketplace and continue to enhance its price performance and value as a hedge against price point erosion.

         RECENT DEVELOPMENTS

         On December 19, 1997, the Company entered into an agreement with Philips North American Corporation, a subsidiary of Philips Electronics NV, pursuant to which the Company will supply videoconferencing systems to Philips for resale worldwide under the Philips' brand. The videoconferencing systems are based on the Company's high performance 384 and 128 Kbps technology sold under its Video Flyer brand. The initial purchase order to RSI covers $900,000 in sales. Initial shipments under the agreement will begin in February, 1998. The Company will continue to market its videoconferencing products under its own brand names.

         In January 1998, the Company completed a private placement of 1,671,255 shares of Common Stock, resulting in proceeds to the Company of approximately $2,522,000, net of offering costs.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information as to the maximum number of Shares that may be sold by each of the Selling Shareholders pursuant to this Prospectus.

                                                                                                                    PERCENT OF
                                                                                                    NUMBER OF      COMMON STOCK
                                                                                                  SHARES TO BE     OWNED AFTER
                                                 NUMBER OF SHARES         NUMBER OF SHARES      OWNED AFTER THE    COMPLETION
NAME                                         OWNED PRIOR TO OFFERING    SHARES OFFERED HEREBY       OFFERING(6)    OF OFFERING
----                                         -----------------------    ---------------------       --------       -----------
Jeffrey D. Rahm & Susan D. Rahm JT TEN               5,000                       5,000                  0               *

Rosemary Tuite                                      50,000                      50,000                  0               *

A.J. Kamps                                          10,000                      10,000                  0               *

Mark J. Lies Trust, Mark J. Lies TTEE (1)            5,000                       5,000                  0               *

Robert McGuire                                      25,000                      25,000                  0               *

Ronald G. Cornwell                                 100,000                     100,000                  0               *

Austin Chapman                                      60,000                      60,000                  0               *

Kenneth B. Sanville                                  7,500                       7,500                  0               *

Walter W. Faster                                    10,000                      10,000                  0               *

Richard F. Craven (2)                              816,500                     130,000              686,500            11.9%

Craig Campbell                                      15,000                      15,000                  0               *

Robert G. Allison                                   20,000                      20,000                  0               *

Richard C. Perkins                                  15,000                      15,000                  0               *

Piper Jaffray as Custodian
FBO Bradley Allen Erickson                          10,000                      10,000                  0               *

David J. Lies                                       50,000                      50,000                  0               *

Byron G. Shaffer (3)                               316,500                     121,000              195,500             4.6%

Twin City Carpenters Pension Fund                   30,000                      30,000                  0               *
Union Bank & Trust

James R. Wingate & Junell A. Wingate JT TEN         30,303                      30,303                  0               *

Paul J. Pettinger                                   30,000                      30,000                  0               *



Kenneth K. Cheng TOD                               100,000                     100,000                  0               *

Gary T. Alkire                                      10,000                      10,000                  0               *

Timothy A. Gagner                                   20,000                      20,000                  0               *

Jon Nelson                                           3,500                       3,500                  0               *

Elaine Millard                                      15,000                      15,000                  0               *

David E. Riviere                                     4,500                       4,500                  0               *

William F. Reimer Rev. Trust
William F. Reimer & Dolores L. Reimer TTEES         60,000                      60,000                  0               *

VBS General Partnership                             40,000                      40,000                  0               *
Attn:  Peter Verhalen

Stephen G. Shaffer Rev Trust                        25,000                      25,000                  0               *
Stephen G. Shaffer TTEE

Donald C. Lies & Patricia J. Lies JT/WROS (4)       42,075                      21,725                20,350            *

John Collins & Bonnie Collins JT/WROS               20,000                      20,000                  0               *

David W. Stassen (5)                                40,000                      25,000                15,000            *

Okabena Partnership K                              272,727                     272,727                  0               *
c/o Kohler Capital Mgt.

Douglas R. Sandahl                                  10,000                      10,000                  0               *

Richard Jansen                                      10,000                      10,000                  0               *

JMG Capital Partners, L.P.                          75,000                      75,000                  0               *

Triton Capital Investments, Ltd.                    75,000                      75,000                  0               *

Everett Jensen Rev Trust                             7,500                       7,500                  0               *
Everett Jensen TTEE dtd 3/7/95

Dr. Robert A. Kay IRA Rollover                      30,000                      30,000                  0               *



First Trust Nat'l Assoc. TTEE

Arthur M. Horwitz                                   25,000                      25,000                  0               *

Ray G. Ostrom                                       25,000                      25,000                  0               *

Kenneth R. Parker                                   55,000                      55,000                  0               *

Dr. Lee S. Chapman TTEE                             17,500                      17,500                  0               *
FBO Lee S. Chapman PA Profit-
Sharing Plan & Trust DTD 5/6/70

Thomas Coradetti                                    10,011                      10,011                  0               *

Alan C. Phillips & Delores V. Phillips, TTEE       200,000                     200,000                  0               *
Alan C. Phillips Rev. Trust
                                                 ---------                   ---------               -------
                                                 2,798,616                   1,881,266               917,350


---------------------------
*        Less than 1 percent.

(1)      Mr. Lies is the father of Donald C. Lies, President and CEO of the
         Company.

(2)      Mr. Craven is a director of the Company.

(3)      Mr. Shaffer is a director of the Company.

(4)      Mr. Donald Lies is the President and CEO of the Company.

(5)      Mr. Stassen is a director of the Company.

(6) Assumes all shares being registered in this offering will be sold. However, to the Company's knowledge, the holders of such securities have no commitment to anyone to sell all or part of the securities being registered.

                              PLAN OF DISTRIBUTION

         The Shares will be offered and sold by the Selling Shareholders for their own accounts. The Company will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. The Company has agreed to pay the expenses of registration of the Shares, including a certain amount of legal and accounting fees.

         The Selling Shareholders may offer and sell the Shares from time to time in transactions on the over-the-counter market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Shareholders.

         The Selling Shareholders and any brokers or dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.


                                     EXPERTS

         The consolidated financial statements contained in the Company's Annual Report on Form 10-KSB incorporated by reference in this Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their report with respect thereto, and incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving said report.


                                  LEGAL MATTERS

         The validity of the Shares offered hereby has been passed upon for the Company by Hinshaw & Culbertson, 222 South Ninth Street, Minneapolis, Minnesota 55402.

         No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer of sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                              --------------------

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

AVAILABLE INFORMATION.....................................................  2
INCORPORATION OF CERTAIN DOCUMENTS BY
         REFERENCE........................................................  2
RISK FACTORS..............................................................  3
RSI SYSTEMS, INC.......................................................... 10
SELLING SHAREHOLDERS...................................................... 12
PLAN OF DISTRIBUTION...................................................... 13
EXPERTS  ................................................................. 14
LEGAL MATTERS............................................................. 14




                                1,881,266 Shares




                                RSI SYSTEMS, INC.




                                  Common Stock






                                 --------------

                                   PROSPECTUS

                                 --------------





                                  March 2, 1998

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         SEC Registration Fee                  $ 1,784
         Accounting Fees and Expenses            2,500
         Legal Fees and Expenses                 5,000
         Miscellaneous                           2,000
                                               -------
           Total                               $11,284


         All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations. The Restated Articles of Incorporation and Bylaws of RSI provides that RSI shall indemnify officers and directors to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

         RSI also maintains an insurance policy or policies to assist in funding indemnification of directors and officers for certain liabilities.

ITEM 16. LIST OF EXHIBITS


         5     * Opinion of Hinshaw & Culbertson regarding legality.

         23.1  * Consent of independent auditors.

         23.2 * Consent of Hinshaw & Culbertson (included in Exhibit 5 to this Registration Statement).

         24    * Power of Attorney.

* Previously filed.


ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising Under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 2, 1998.


                              RSI SYSTEMS, INC.


                              By /s/ Donald C. Lies
                                 -----------------------------------------------
                                 Donald C. Lies
                                 Chief Executive Officer, President and Chairman


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



By /s/ Donald C. Lies
   ----------------------------------------------      Dated: March 2, 1998
   Donald C. Lies
   Chief Executive Officer, President and Director
   (principal executive officer) (principal financial officer)
   (principal accounting officer)


By  *
   ---------------------------------------------
   Richard F. Craven                                   Dated: March 2, 1998
   Director


By  *
   ---------------------------------------------
   Byron G. Shaffer                                    Dated: March 2, 1998
   Director


By  *
   ---------------------------------------------
   David W. Stassen                                    Dated: March 2, 1998
   Director


By  *
   ---------------------------------------------
   Manfred D. Haiderer                                 Dated: March 2, 1998
   Director


* By /s/ Donald C. Lies
     -------------------------------------------
     Donald C. Lies                                    Dated: March 2, 1998
     As Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit No.    Description                                                 Page
-----------    -----------                                                 ----


    5          Opinion of Hinshaw & Culbertson regarding legality * .......

    23.1       Consent of Independent Auditors * ..........................

    24         Power of Attorney * ........................................

* Previously filed.